EXHIBIT 99.1

Edgewater Announces Expiration of Odd-Lot Tender Offer

WAKEFIELD, Mass., Jan. 19, 2012 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (Nasdaq:EDGW) (www.edgewater.com, "Edgewater" or the "Company"), a strategic consulting firm that brings a synergistic blend of business advisory and product-based consulting services to its clients, today announced that its odd-lot tender offer expired on January 14, 2012. The tender offer commenced on November 16, 2011, and the Company announced an extension of the tender offer on December 9, 2011. 178 stockholders, or approximately 16.8% of stockholders eligible to participate in the program, representing 6,353 shares of the Company's common stock, elected to participate in the tender offer.

About Edgewater

Edgewater is a strategic consulting firm that brings a synergistic blend of advisory and product-based consulting services to our client base. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. We work with clients to reduce costs, improve process and increase revenue through the judicious use of technology.

Edgewater provides services under brand names such as Edgewater Technology, Edgewater Ranzal, Edgewater Fullscope and Edgewater SAP. To learn more, visit www.edgewater.com or call 800-410-4014.

The Edgewater Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3783

CONTACT: Timothy R. Oakes, Chief Financial Officer
         Russell Smith, Senior Vice President / Investor Relations
         (781) 246-3343
         ir@edgewater.com